EXHIBIT 6.15

SHAREHOLDER'S AGREEMENT

for

VADE CAPITAL CORP.

This agreement is made as of the 12 date of May 2020 (the "Agreement").

BETWEEN

INFUZED BRANDS INC. ("INFUZED")

And

VADE CAPITAL CORP. (the "Company")

And

VADE INVESTMENT TRUST ("The Trust")

WHEREAS:

A. The Company is a company incorporated in British Columbia and carries on the business of investment activities, real estate development and financial asset management;

B. INFUZED wishes to invest capital into the Company for the purposes of managing its capital and investing into real estate and investment transactions sourced and managed by the Company;

C. The authorized capital of the Company consists of an unlimited number of common voting shares with no par value, of which the following are issued and outstanding as fully paid and non-assessable:

Vade Investment Trust	10 common shares
Total Shares Issued/Outstanding	10 common shares

D. The authorised capital of the Company consists of an unlimited amount of Class A voting shares, unlimited number of Class B common non-voting shares and an unlimited number of preferred shares.

E. Following the execution of this Agreement, Vade Capital shall issue 490 Class B non-voting common shares to lnfuzed resulting in lnfuzed being the largest shareholder of the Company as of the date of its investment into Vade Capital Corp.

AND WHEREAS the Company is doing business at 25th Floor, 700 West Georgia Street, Vancouver, BC V7Y 183 (the "Head Office"),

NOW THIS AGREEMENT WITNESSES that in consideration of the premises and mutual covenants and agreements, the parties in this Agreement agree as follows:

1)	DEFINITIONS:

a)	"Company" or "Corporation" means Vade Capital Corp.

b)	"Common Shares" shall mean the common shares in the capital stock of the Company.

c)	"Class B Common Shares" shall mean non-voting common shares in the capital stock of the Company with certain rights and restrictions;

d)	"Issued Shares" shall have the meaning given in Article 5.

e)	"Meeting" shall have the meaning given in Article 5.

f)	"Offered Shares" shall have the meaning given in Article 3.

g)	"Offeree" or "Offerees" shall have the meaning given in Article 3.0.

h)	"Parties" shall mean both RCI and CIFH.

i)	"Seller" shall have the meaning given in Article 3.

j)	"Selling Notice" shall have the meaning given in Article 3.

k)	"Shareholder" means any one of Vade Investment Trust or lnfuzed Brands.

I)	"Shares" means all the issued and outstanding common shares in the capital stock of the company beneficially owned by a Shareholder at any time.

m)

"Special Directors' Resolution" shall mean a resolution passed at a properly constituted meeting of the Board of Directors of the Company, at which meeting 66% of directors in attendance are in favor of such resolution, or, in lieu of such confirmation, a resolution which is consented to by the signatures of all the Directors of the Company.

n)

"Unanimous Shareholders Resolution" shall mean a resolution passed at a properly constituted meeting of the Shareholders of directors of the Company, at which meeting more than 90% of the Shares are voted in favor of the Resolution, or, in lieu of such confirmation, a resolution which is consented to by the signatures of all the Shareholders of the Company.

o)	"Board" shall mean the Board of Directors of the Company. A "Director" shall mean any member of the Board of Directors of the Company.

p)	"Act" means the British Columbia Business Corporations Act, SBC2002, c.57 as may be amended.

q)	"Articles" means the articles of the Company filed at the office of the Registrar of Companies for the Province of British Columbia as may be amended from time to time.

r)	"Vesting" means that Shares that have been issued to a Shareholder are subject to forfeiture unless certain events occur during the term of employment of the Shareholder.

s)

"this Agreement", "hereto", "herein", "hereby", "hereunder", "hereof", and similar expressions refer to this Agreement and not to any particular section, subsection, paragraph, or other portion of this agreement.

2)	ORGANIZATION OF THE COMPANY

a)	Governance

i)	The Company will be governed by a Board of Directors (the "Board") appointed by Vade Investment Trust.

ii)	The Board will be responsible for appointing the Chief Executive Officer (the "CEO") of the Company and who shall report to the Board on a regular basis.

iii)	The CEO will, with Board approval, recruit other senior managers, board members and executives of the company and govern the daily affairs of the Company.

iv)	There will be an Annual General Meeting ("AGM") of Shareholders to appoint the Board for the ensuing year and to approve the appointment of accountant (and/or auditor).

b)	Composition of Board

The Board shall initially be comprised of at least one (1) director.

These appointments are renewed at each Annual General Meeting of the Company.

c)	Compensation of the Board

The directors will decide on compensation, if any, for each of the directors.

d)	Meetings of the Board

i)

In the minimum, regular annual board meetings will be scheduled by the Board. In addition, any director of the Company may call a meeting of the Board with at least ten Business Days' prior notice to be given to the other directors of the Company unless the giving of such notice is waived by each director before, during or after the meeting. Attendance at the meeting by a director shall be deemed to be a waiver of the giving of such notice. The notice of meeting shall set out in reasonable detail the business to be considered at such meeting and no other business shall be transacted at such meeting without the consent of all of the directors;

ii)

Meetings of the Board may be held by telephone conference, electronic communication or other communication facility so long as all directors participating in the meeting may simultaneously hear and communicate with all other participating directors;

iii)

A quorum required for the transaction of any business at a meeting of the Board shall be all directors. If a quorum is not obtained at any meeting, the meeting shall be adjourned and will be reconvened on the tenth business day at 10:00 am and a quorum will be the directors present at that meeting and need not include a Founders' nominee.

3)	Matters Requiring Board Approval by Unanimous Resolution

The following matters require the approval of Directors by Special Resolution. If any matter arises that is not included herein and if there is any uncertainty as to who should deal with such a matter, it will be the responsibility of the Board to so decide.

(a)	Appointment of the CEO.

(b)

The appointment and determination of auditors and advisors of the Company. The defining of their duties and functions and the salaries and remuneration to be paid to them will be a function of the Board of Directors.

(c)

Business Plan: The Parties agree that a Company Business Plan (the "Plan") will be prepared and maintained on an on-going basis with at least annual reviews and updates. This Business Plan will define the operational details of the Company and will include, but not be limited to, items such as: budgets, forecasts, capital expenditures, salaries and wages, hours of operation, market information (products, services, pricing, discounts, etc). The Plan will serve the purpose of giving management direction as to the day-to-day operation of the Company. Any amendments to the Plan require Board approval.

(d)	the issuance of any secured (i.e. collateralized) debt obligations of the Company;

(e)	the disposal of the whole or any part of the business, undertaking, or assets of the Company outside the normal course of business of the Company;

(f)	the liquidation or winding up of the Company;

(g)	the approval of any contracts or transactions outside the normal course of business;

(h)	the guarantee by the Company of the debts or obligations of any other person, firm or body corporate;

(i)	the salaries and bonuses of officers and directors of the Company;

(j)	payment of all taxes when due;

(k)	legal and regulatory compliance; and

(l)	changes in the number of directors of the Company.

4)	RIGHT OF FIRST REFUSAL

a)

If any of the Shareholders wishes to sell, transfer or otherwise dispose of any or all of his/her Shares (such party being called the "Seller"), the other Shareholders (the Offerees") shall have a prior right to buy such Shares (the "Offered Shares") and the following shall apply (note that in the event that a Shareholder wishes to buy shares from other Shareholders, that Shareholder may solicit offers from potential Sellers in accordance herewith):

b)

The Seller shall give to the Offerees notice in writing of his/her desire or intention to sell all or any of his/her Shares to them. Such notice shall be given in writing (via paper or electronic delivery) to the Offerees or by serving such notice upon the Offerees personally, and, if mailed, such notice shall be deemed to have been given to the Offerees on the second business day following the mailing thereof. This notice (the "Selling Notice") shall set out:

i)	the number of Shares beneficially owned by the Seller;

ii)	the number and class of Shares which make up the Offered Shares, the price and the terms and conditions of the sale of the Offered Shares.

c)

Each Offeree may, within a period of thirty (30) days next following the date when the Selling Notice shall be deemed to have been given, give written notice to the Seller or by serving the notice personally on the Seller. This notice (the "Buying Notice") shall state either that such Offeree is willing to purchase the Offered Shares, or that s/he is not willing to purchase the Offered Shares. If an Offeree fails to give the Buying Notice s/he will be deemed to have refused to purchase the Offered Shares.

d)

After receipt by the Seller of each Buying Notice, or after the expiry of thirty (30) days from the date of the Selling Notice, whichever is earlier, the Seller shall be bound to sell all the Offered Shares to the Offerees who have indicated in the Buying Notice that they wish to purchase the Offered Shares (the "Buyers") at such price and on such terms as contained in the Selling Notice.

e)

If more than one Offeree has given a Buying Notice to the Seller indicating his/her willingness to purchase the Offered Shares, then, the Buyers shall purchase all the Shares comprising the Offered Shares in such proportions as they may agree upon, or, in the absence of agreement, in the Common Share Ratios of each Buyer, computed without reference to the Seller's Shares.

f)

If the Offerees by reason of the provisions herein before contained, do not purchase the Offered Shares then the Seller shall be at liberty to sell the Offered Shares to an Outsider but only at a price equal to or in excess of the price contained in the Selling Notice and on the same terms as disclosed in the Selling Notice. If, within the earlier of sixty (60) days of the date of the Selling Notice or thirty {30) days of the date or receipt of the last Buying Notice by the Seller indicating the refusal of the Offerees to purchase the Offered Shares, the Seller has not received an unconditional offer to purchase the Shares from an Outsider and has not completed the sale of the Offered Shares to the Outsider within thirty (30) days of the date of receipt of the unconditional offer, then the rights of the Offerees shall revive in respect of the Offered Shares and if the Seller shall thereafter desire to sell any of his/her Shares s/he shall again give notice pursuant to Article 3 and so on from time to time. The Seller shall serve a copy of the Outside Offer upon the Offerees pursuant to Article 3 prior to selling the Offered Shares to the Outsider.

g)	Any offer to purchase Shares from an Outsider must include the condition that the Outsider agrees to become a party to this agreement pursuant to the purchase of the Shares.

5)	RESTRICTIONS OF TRANSFER, ETC.

a)

No Shareholder, without the prior written consent of the remaining Shareholders, shall sell, assign, transfer, dispose of, donate, mortgage, pledge, hypothecate, charge or otherwise encumber or deal with any of his/her Shares unless in accordance with this Agreement.

b)

The parties hereby agree that notice of this Agreement shall be endorsed in red ink on all certificates representing Shares from time to time held or beneficially owned by them; and that a copy of this Agreement shall be maintained in the legal records of the Company.

c)

In the event that pursuant to any provisions of this agreement, any one or more of the Shareholders shall sell, assign, transfer or convey any of his/her Shares to any person, firm or corporation other than one of the present parties hereto, no such transfer shall be made or shall be effective and no application shall be made to the Company to register any such transfer until the proposed transferee enters into an agreement with the other parties hereto to the same effect as this Agreement, and any further agreement with respect to the Company to which the transferor is a party.

6)	TERMINATION OF AGREEMENT

This Agreement shall terminate on the occurrence of any of the following events:

(a)	the Company is dissolved, wound-up, surrenders its charter, makes an assignment in bankruptcy, makes a proposal to its creditors, or has a receiving order made against it;

(b)	unanimous agreement of the Shareholders; or

(c)	sale of the Company to another party.

7)	GENERAL COVENANTS

a)	This Agreement shall ensure to the benefit of and be binding upon the parties and their respective heirs, executors, administrators and assigns.

b)

The parties agree to hold and cause to be held all such meetings of directors and Shareholders of the Company and to deliver and execute all such documents as may be necessary to give full effect to this Agreement.

c)	This Agreement shall be construed in accordance with the laws of the Province of British Columbia.

d)

Words in the singular shall include the plural and vice-versa, and words importing the masculine shall include the feminine and the neuter and vice-versa, and words importing persons shall include corporations and vice-versa.

IN WITNESS WHEREOF the parties have hereunto set their hands and seals this 12th day of May 2020.

VADE CAPITAL CORP.	INFUZED BRANDS INC.

Nisha Grewal	Roop Mundi
Authorized Signatory	Authorized Signatory

VADE INVESTMENT TRUST.

Nisha Grewal
Authorized Signatory